Exhibit 4.2

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of April 1, 2021, by and among Replay Acquisition Corp., a Cayman Islands exempted company (the “Company”), Finance of America Companies Inc., a Delaware corporation (“New Pubco”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of April 3, 2019, and filed with the United States Securities and Exchange Commission on April 9, 2019 (the “Existing Warrant Agreement”; capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 7,750,000 warrants to the Sponsor (collectively, the “Private Placement Warrants”) to purchase shares of the Company’s ordinary shares, par value $0.0001 per share (“Ordinary Shares”), simultaneously with the closing of the Offering, at a purchase price of $1.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one Ordinary Share and with an exercise price of $11.50 per share and (b) 14,375,000 warrants to public investors in the Offering (collectively, the “Public Warrants”) to purchase Ordinary Shares, with each whole Public Warrant being exercisable for one Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, on October 12, 2020, a Transaction Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”) was entered into by and among the Company, Finance of America Equity Capital LLC, a Delaware limited liability company, New Pubco, RPLY Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Blocker Merger Sub”), Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”), Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability Company (“Blocker GP”), BTO Urban Holdings L.L.C., a Delaware limited liability company (“BTO Urban”), Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership (“ESC”), Libman Family Holdings LLC, a Connecticut limited liability company (“Family Holdings”), The Mortgage Opportunity Group LLC, a Connecticut limited liability company (“TMO”), L and TF, LLC, a North Carolina limited liability company (“L&TF”), UFG Management Holdings LLC, a Delaware limited liability company (“Management Holdings”), and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Joe Cayre, a “Seller” and, collectively, the “Sellers”); and BTO Urban and Family Holdings, solely in their joint capacity as the representative of the Sellers pursuant to Section 12.18 of the Transaction Agreement (the “Seller Representative”);

WHEREAS, on October 12, 2020, an amendment and restatement of the existing Sponsor Agreement, dated April 3, 2019 (as amended and restated, the “Sponsor Agreement”) was entered into by and among Replay Sponsor, LLC (the “Sponsor”), the Company and each Insider (as defined in the Sponsor Agreement);

WHEREAS, the Transaction Agreement and Sponsor Agreement provide, among other things, (i) that the Company will domesticate from a Cayman Islands exempted company to a Delaware limited liability company (the “Domestication”), pursuant to which, (A) immediately prior to the Domestication, all of the Private Placement Warrants owned by the Sponsor will be exchanged for 775,000 Ordinary Shares in the aggregate (the “Warrant Exchange”), (B) each Ordinary Share issued and outstanding immediately prior to the Domestication shall remain outstanding and shall be automatically converted into one unit representing the Company’s limited liability company interests (“Replay LLC Unit”) and (C) each Public Warrant to purchase an Ordinary Share will automatically convert into a warrant to purchase one Replay LLC Unit and (ii) immediately following the Domestication, Merger Sub will merge with and into the Company with the Company continuing as the surviving entity and a subsidiary of New Pubco (the “Merger” and together with the Domestication and the other transactions contemplated by the Transaction Agreement and Sponsor Agreement, the “Transactions”), pursuant to which (A) each Replay LLC Unit outstanding immediately prior to the Merger shall be automatically converted into the right to receive one share of validly issued, fully paid and non-assessable Class A common stock, par value $0.0001 per share, of New Pubco (“Class A Common Stock”) and (B) each Public Warrant to purchase one Replay LLC Unit will automatically convert into a warrant to purchase one share of Class A Common Stock, on the same contractual terms and conditions as were in effect immediately prior to the Domestication, under the terms of the Existing Warrant Agreement as amended hereby;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Transaction Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Transactions, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to New Pubco and New Pubco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. The Company hereby assigns to New Pubco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Purchaser Merger Effective Time (as defined in the Transaction Agreement). New Pubco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Purchaser Merger Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to New Pubco pursuant to Section 1.1 hereof effective as of the Purchaser Merger Effective Time, and the assumption of the Existing Warrant Agreement by New Pubco from the Company pursuant to Section 1.1 hereof effective as of the Purchaser Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Purchaser Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Purchaser Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders:

2.1 Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Replay Acquisition Corp., a Cayman Islands exempted company” and replacing it with “Finance of America Companies Inc., a Delaware corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Finance of America Companies Inc. rather than Replay Acquisition Corp.

2.2 Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on April 3, 2019, Replay Acquisition Corp. (“Replay”) entered into that certain Sponsor Warrants Purchase Agreement (the “Warrant Purchase Agreement”) with Replay Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 7,750,000 warrants (including those received by Replay in full exercise by the underwriters of their right to purchase additional Units (as defined below) in connection with Replay’s Offering (as defined below) (the “Over-allotment Option”)) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option) bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant; and

WHEREAS, on April 8, 2019, Replay consummated its initial public offering (the “Offering”) of 14,375,000 units of Replay’s equity securities (the “Units”), each such Unit consisting of one ordinary share of Replay, par value $0.0001 per share (“Ordinary Shares”), and one-half of one warrant (the “Public Warrants” and, together with the Private Placement Warrants, the “Replay Warrants”) and, in connection therewith, Replay issued and delivered 14,375,000 Public Warrants to public investors in the Offering. Each whole Public Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share; and

WHEREAS, Replay has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-230347 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Ordinary Shares included in the Units; and

WHEREAS, Replay, the Company, Finance of America Equity Capital LLC, a Delaware limited liability company, RPLY Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Blocker Merger Sub”), Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”), Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability Company (“Blocker GP”), BTO Urban Holdings L.L.C., a Delaware limited liability company (“BTO Urban”), Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership (“ESC”), Libman Family Holdings LLC, a Connecticut limited liability company (“Family Holdings”), The Mortgage Opportunity Group LLC, a Connecticut limited liability company (“TMO”), L and TF, LLC, a North Carolina limited liability company (“L&TF”), UFG Management Holdings LLC, a Delaware limited liability company (“Management Holdings”), and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Joe Cayre, a “Seller” and, collectively, the “Sellers”); and BTO Urban and Family Holdings, solely in their joint capacity as the representative of the Sellers pursuant to Section 12.18 of the Transaction Agreement (the “Seller Representative”) are parties to that certain Transaction Agreement, dated as of October 12, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”); and

WHEREAS, on October 12, 2020, an amendment and restatement of the existing sponsor agreement, dated April 3, 2019 (as amended and restated, the “Sponsor Agreement”) was entered into by and among Replay Sponsor, LLC (the “Sponsor”), Replay and each Insider (as defined in the Sponsor Agreement); and

WHEREAS, the Transaction Agreement and Sponsor Agreement provide, among other things, (i) that Replay will domesticate from a Cayman Islands exempted company to a Delaware limited liability company (the “Domestication”), pursuant to which, (A) immediately prior to the Domestication, all of the Private Placement Warrants owned by the Sponsor will be exchanged for 775,000 Ordinary Shares in the aggregate (the “Warrant Exchange”), (B) each Ordinary Share issued and outstanding immediately prior to the Domestication shall remain outstanding and shall be automatically converted into one unit representing the Replay’s limited liability company interests (“Replay LLC Unit”) and (C) each Public Warrant will automatically convert into one warrant to purchase Replay LLC Units and (ii) immediately following the Domestication, Merger

Sub will merge with and into Replay with Replay continuing as the surviving entity and a subsidiary of Company (the “Merger” and together with the Domestication and the other transactions contemplated by the Transaction Agreement and Sponsor Agreement, the “Transactions”), pursuant to which (A) each Replay LLC Unit outstanding immediately prior to the Merger shall be automatically converted into the right to receive one share of validly issued, fully paid and non-assessable Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) and (B) each Public Warrant to purchase one Replay LLC Unit will automatically convert into a warrant to purchase one share of Class A Common Stock, on the same contractual terms and conditions as were in effect immediately prior to the Domestication, under the terms of the Existing Warrant Agreement as amended hereby; and

WHEREAS, on April 1, 2021, pursuant to the terms of the Transaction Agreement, the Company, Replay and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Replay assigned this Agreement to the Company and the Company assumed this Agreement from Replay; and

WHEREAS, pursuant to the Transaction Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the Purchaser Merger Effective Time (as defined in the Transaction Agreement), each of the issued and outstanding Replay Warrants were no longer exercisable for Ordinary Shares but instead became exercisable (subject to the terms and conditions of this Agreement) for Class A Common Stock (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3 Reference to Class A Common Stock. All references to “Ordinary Share” in Sections 2.5 through 8.4.4 of the Existing Warrant Agreement and all Exhibits to the Existing Warrant Agreement shall mean “Class A Common Stock” or “shares of Class A Common Stock” as the context requires.

2.4 Reference to Warrant. All references to “Public Warrant” in Sections 2.3 through 9.8 of the Existing Warrant Agreement and all Exhibits to the Existing Warrant Agreement shall mean “Warrant”.

2.5 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.6 No Fractional Warrants Other Than as Part of Units. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“No Fractional Warrants. The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.”

2.7 Private Placement Warrants. Section 2.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.8 Warrant Price. The third sentence of Section 3.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) days not including a Saturday, a Sunday or federal holiday, on which banks in New York City are generally closed for business (a “Business Day”), provided that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.”

2.9 Duration of Warrants. Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Transaction Agreement (the “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time, on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.”

2.10 Payment. Subsection 3.3.1(c) of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]; or”

2.11 Issuance of Class A Common Stock on Exercise. The fourth sentence of subsection 3.3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.”

2.12 Book-Entry. A new subsection 3.3.6 is hereby inserted as follows:

“Notwithstanding anything herein to the contrary, any shares of Class A Common Stock issued upon the exercise of a Warrant may be issued by the Company in uncertificated or book-entry form.”

2.13 Extraordinary Dividends. Subsection 4.1.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other shares of the Company’s share capital into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of Ordinary Shares in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a shareholder vote to amend the Company’s amended and restated certificate of incorporation with respect to any provision relating to shareholders’ rights or (e) in connection with any distribution of the Company’s assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Class A Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Class A Common Stock issuable on exercise of each Warrant) does not exceed $0.50.”

2.14 Replacement of Securities upon Reorganization, etc. Section 4.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger, amalgamation, plan of arrangement or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a merger, amalgamation, plan of arrangement or consolidation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, amalgamation, plan of arrangement or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Class A Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation, amalgamation, plan of arrangement or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Class A Common Stock in such consolidation, amalgamation, plan of arrangement or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Class A Common Stock (other than a tender, exchange or redemption offer made by the Company or Replay in connection with redemption rights held by shareholders of the Company or Replay as provided for in the Company’s amended and restated certificate of incorporation or Replay’s amended and restated memorandum and articles of association, as applicable, or as a result of the repurchase of shares of Class A Common Stock or Ordinary Shares by the Company or Replay, as applicable, in connection with the Business Combination) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Class A Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further that if less than 70% of the consideration receivable by the holders of the Class A Common Stock in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (i) Section 6 of this Agreement shall be taken into account, (ii) the price of each share of Class A Common Stock shall be the volume weighted average price of the Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Class A Common Stock consists exclusively of cash, the amount of such cash per share of Class A Common Stock, and (ii) in all other cases, the volume weighted average price of the Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Class A Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers, amalgamations, plans of arrangement or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.”

2.15 No Fractional Shares. The second sentence of Section 4.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.”

2.16 Other Events. The first sentence of Section 4.8 of the Existing Warrant Agreement is amended by deleting the phrase “a Business Combination” and hereby replacing it with “the Business Combination”.

2.17 Procedure for Surrender of Warrants. Section 5.2 of the Existing Warrant Agreement is hereby amended by deleting the phrase “(as in the case of Private Placement Warrants)”.

2.18 Fractional Warrants. Section 5.3 of the Existing Warrant Agreement is hereby amended by deleting the phrase, “except as part of the Units”.

2.19 Transfer of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.20 Redemption. Section 6.1 of the Existing Warrant Agreement is hereby amended by deleting the phrase “Subject to Section 6.4 hereof”.

2.21 Exclusion of Private Placement Warrants. Section 6.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.22 Registration of Class A Common Stock. The first sentence of subsection 7.4.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of the Business Combination, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants.”

2.23 Notices. Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

“Finance of America Companies Inc.

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

Attention: Legal Department”

2.24 Amendments. The second sentence of Section 9.8 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of a majority of the then outstanding Warrants.”

2.25 Currency. A new Section 9.10 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.26 Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with new Exhibit A attached hereto.

2.27 The first paragraph of the legend set forth in Exhibit B of the Existing Warrant Agreement is hereby amended by deleting the phrase:

“EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.”

3. Miscellaneous Provisions.

3.1 Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Transactions and shall automatically be terminated and shall be null and void if the Transaction Agreement or Sponsor Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Reference to and Effect on Agreements; Entire Agreement.

3.8.1 Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2 This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

REPLAY ACQUISITION CORP.

By:	/s/ Edmond M. Safra
Name:	Edmond M. Safra
Title:	Co-Chief Executive Officer

By:	/s/ Gregorio Werthien
Name:	Gregorio Werthien
Title:	Co-Chief Executive Officer

FINANCE OF AMERICA COMPANIES INC.

By:	/s/ Patricia L. Cook
Name:	Patricia L. Cook
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Isaac J. Kagan
Name:	Isaac J. Kagan
Title:	Vice President

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number

WARRANTS

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

FINANCE OF AMERICA COMPANIES INC.

Incorporated Under the Laws of Delaware

CUSIP: 31738L 115

Warrant Certificate

This Warrant Certificate certifies that     , or registered assigns, is the registered holder of      warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase Class A common stock, $0.0001 par value (“Class A Common Stock”), of Finance of America Companies Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of shares of fully paid and non-assessable Class A Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one share of fully paid and non-assessable Class A Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Class A Common Stock, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Warrant holder. The number of shares of Class A Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one share of Class A Common Stock for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

FINANCE OF AMERICA COMPANIES INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement to Warrant Agreement]

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive                    shares of Class A Common Stock and are issued or to be issued pursuant to the Warrant Agreement dated as of April 3, 2019, amended by the Assignment, Assumption and Amendment Agreement, dated as of April 1, 2021 (as amended, the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Class A Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Class A Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Class A Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Class A Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                    shares of Class A Common Stock and herewith tenders payment for such shares of Class A Common Stock to the order of Finance of America Companies Inc. (the “Company”) in the amount of $                in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Class A Common Stock be registered in the name of                         , whose address is    and that such shares of Class A Common Stock be delivered to whose address is                 . If said number of shares of Class A Common Stock is less than all of the shares of Class A Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Class A Common Stock be registered in the name of    , whose address is          and that such Warrant Certificate be delivered to     , whose address is         .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.3 of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Class A Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Class A Common Stock. If said number of shares is less than all of the shares of Class A Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Class A Common Stock be registered in the name of                    , whose address is          and that such Warrant Certificate be delivered to     , whose address is         .

[Signature Page Follows]

Date:    , 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).